Exhibit 3.17

OPERATING AGREEMENT

OF

PBM CHINA HOLDINGS, LLC

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

10.8	Construction	16

10.9	Headings	16

10.10	Waivers	16

10.11	Rights and Remedies Cumulative	16

10.12	Severability	17

10.13	Heirs, Successors and Assigns	17

10.14	Creditors and Third-Party Beneficiaries	17

10.15	Counterparts	17

10.16	Entire Agreement	17

10.17	Waiver of Partition	17

10.18	Representation; Waiver and Indemnification	17

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OPERATING AGREEMENT

THIS OPERATING AGREEMENT, dated as of November 14, 2005, is made and entered into by PBM China Holdings, LLC, a Delaware limited liability company (the “Company”) and the Members (as such capitalized term and other capitalized terms are defined below in Section 1).

SECTION 1

DEFINITIONS

1.1 Definitions. Any capitalized term used in this Agreement and not otherwise defined herein shall have the meaning ascribed to such term in Exhibit A.

SECTION 2

THE COMPANY

2.1 Purpose. The purpose of the Company is to engage in the sale and distribution of infant formula, nutritional products and other related products, and to engage in such other lawful business activities as the Manager may determine.

2.2 Name. The name of the Company is “PBM China Holdings, LLC.”

2.3 Formation. The Company is a Delaware limited liability company.

2.4 Registered Office; etc. The registered office of the Company is the office so designated in the Certificate of Formation filed with the office of the Delaware Secretary of State or such other office as the Manager shall otherwise designate from time to time. The registered agent of the Company is the Person so designated in the Certificate of Formation filed with the office of the Delaware Secretary of State or such other Person as the Manager shall otherwise designate from time to time. The principal office of the Company is located at The Linney House, 204 North Main Street, Gordonsville, Virginia 22942, or at such other location as may be determined by the Manager from time to time. The Company shall keep all required records of the Company at its principal office.

2.5 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venture of any other Member, for any purpose except as required by federal or state tax laws, and this Agreement shall not be construed to suggest otherwise. To avoid doubt, however, the Tax Matters Member shall make any applicable election to treat the Company as a partnership for Federal and state income tax purposes and each of the Members hereby consent to any such election.

2.6 Representations and Warranties. Each Member hereby represents and warrants to the other Members and the Company as follows:

(a) Such Member is acquiring (or has required) its, his or her Units for its, his or her own account and it, he or she has the knowledge and experience to evaluate the risks associated with its, his or her investment in the Company;

(b) Such Member acknowledges that its, his or her Units have not been registered under the Securities Act or any state securities laws, and may not be resold or transferred by it, him or her without appropriate registration or the availability of an exemption from such requirements;

(c) Such Member acknowledges that the Company has not given and cannot give any assurances regarding financial or tax advantages that may inure to the benefit of such Member, nor has any assurance been made that existing tax laws and regulations will not be modified in the future;

(d) Such Member has consulted with its, his or her own personal legal and tax advisors to determine such Member’s obligations under and the effects of the transactions contemplated by this Agreement;

(e) To the extent such Member is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(f) To the extent such Member is not an individual, it has the power and authority (i) to own and does own its property and assets; (ii) to carry on its business as now being conducted; and (iii) to enter into, execute, deliver and perform this Agreement and the Related Documents and to carry out the transactions contemplated by this Agreement and any Related Documents to which it is a party;

(g) To the extent such Member is not an individual, the execution, delivery and performance of this Agreement and the Related Documents to which it is a party have been duly authorized by all necessary corporate or other action;

(h) This Agreement, including the Related Documents, is a valid and binding obligation of such Member enforceable against such Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditor rights;

(i) The authorization, execution, delivery and performance of this Agreement and each Related Document to which it, he or she is a party does not conflict with any other agreement or legally binding arrangement to which it, he or she is a party or by which it, he or she or its, his or her assets and properties are bound and will not (A) violate any law, rule, regulation, writ, injunction or decree of any court or governmental authority or, to the extent such Member is not an individual, its certificate of formation, certificate of incorporation, bylaws and/or other organizational documents, (B) result in the breach of any provision of, or constitute a default under, any agreement or instrument to which it, he or she is a party or by which its, his or her property is bound or affected, or (C) require any notice to, filing with, or consent from any Person, other than notices, filings and consents which have been obtained on or prior to the date hereof; and

(j) Such Member holds its, his or her Units in the Company (beneficially or directly) free and clear of all liens, pledges, security interests and other encumbrances, except to the extent approved by the Manager.

2.7 No Liability to Third Parties. Unless otherwise set forth herein, no Member shall be liable for the obligations or liabilities (as such terms are more broadly defined under applicable law) of the Company or of any other Member.

SECTION 3

MEMBERS

3.1 Names; Addresses; Units. The names, addresses and number of Units issued to all Members shall be set forth on Schedule 3.1, which Schedule may be amended from time to time as necessary to, among other things, add, remove or change the names and addresses of Members or Persons who in the future either become, or cease to be, Members. At the option of the Manager, the Units issued to any one or more Members may or may not be certificated.

3.2 Additional Members. The Manager may admit an Additional Member or Members upon such terms and conditions, including Capital Contributions and number of Units, as are Approved by the Members.

3.3 Power and Authority of Members. Unless otherwise provided for herein or in the Certificate of Formation, no Member, in his, her or its capacity as a Member, has any power or authority to act for or on behalf of the Company or to represent that such Member acts for or on behalf of the Company, including but not limited to with regard to entering into any contract or borrowing, guaranteeing, forgiving or assuming any debt or other obligation, and no such Member (acting solely in such capacity) shall have any powers or duties in respect of the management or operations of the Company.

3.4 Dealings with Affiliates. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

3.5 Meetings of and Voting by Members.

(a) A meeting of the Members may be called at any time by the Manager or by any Member, subject to the Approval of the Members (as defined below). Meetings of Members shall be held at the Company’s principal place of business or at any other place determined by the Manager. Not less than two (2) nor more than thirty (30) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy or by telephone conference call as herein provided. A Member may vote either in person or by written proxy signed by the Member or by its duly authorized attorney in fact or by voice vote by telephone conference call.

(b) Wherever this Agreement requires the approval of the Members, the affirmative vote of Members holding more than fifty (50%) percent of the aggregate of all Units then held by the Members shall be required to approve the matter (“Approval of the Members” or “Approved by the Members”, as applicable).

(c) For purposes of this Agreement, all provisions respecting voting according to Units held by the Members shall refer only to the Units held by the Members in their capacity as Members and not those Units held by a Person merely as assignees or transferees, which assignee or transferee Units shall be disregarded in determining the Units held by the Members. By way of example, if a Person holds ten (10%) percent of the Units in the Company as an assignee who has not been admitted as a substituted Member, then the ten (10%) percent of the Units shall not be deemed to be outstanding for purposes of determining the voting Units held by all of the Members.

(d) In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding more than fifty (50%) percent of the aggregate of all Units then held by Members; provided that, in accordance with Section 3.5(c), only Units held as a Member and, therefore, entitled to vote, and not Units held merely as assignees or transferees, shall be counted.

(e) Wherever the Act requires unanimous consent, or the consent of all Members other than the one who is the subject of an action, in order to approve or take any action, that consent shall be given in writing.

(f) In determining whether a matter is Approved by the Members, and in determining whether a percentage of the aggregate of all Units has been reached, the Units of each Member then a Manager and of each Member who or which is an Affiliate of such Manager shall always be included; provided that, in accordance with Section 3.5(c), only Units held as a Member and, therefore, entitled to vote, and not Units held merely as assignees or transferees, shall be counted.

SECTION 4

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

4.1 Management.

(a) Except as otherwise provided in the Act, the Certificate of Formation and this Agreement, the management of the Company shall be vested in a Manager designated by the Members as provided in Section 4.1(b). The Manager need not be a Member of the Company.

(b) The initial Manager of the Company shall be PAUL B. MANNING.

(c) A Manager may be removed for any reason or for no reason and at any time, by a written vote which is Approved by the Members.

(d) In the event any Manager is removed, dies or is unwilling or unable to serve as such, the Members may elect such new Manager by a written vote which is Approved by the Members.

(e) The Manager shall have the power to act for and bind the Company and may execute any documents necessary or desirable to effectuate such action and any person conducting business with the Company shall be entitled to rely on the authority and signature of any Manager.

4.2 Duties of Parties. The Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties set forth in this Agreement. The Members understand that the duties of the Manager shall only require his attention on a part-time basis.

4.3 Officers. The Manager may appoint such officers who shall have such power and authority as may be specified by the Manager.

4.4 Compensation. The Manager shall be entitled to such compensation as is proposed by the Manager and Approved by the Members.

4.5 Power of Attorney.

(a) Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place, and stead, to make, execute, sign, acknowledge, and file:

(i) the Certificate of Formation or any amendment thereto;

(ii) all such documents or instruments to reflect the admission to the Company of a substituted Member, an additional Member, or the withdrawal of any Member, in the manner prescribed in this Agreement;

(iii) all documents which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

(iv) any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instrument necessary in order for the Company to qualify and continue to qualify as a limited liability company under the laws of the State of Delaware and in any other jurisdiction in which the Company may be required to qualify;

(v) one or more alternate name certificates; and

(vi) all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation.

(b) Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Unit, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

SECTION 5

INDEMNIFICATION

5.1 Limitation of Liability. Except to the extent prohibited under the Act, neither any Member nor the Manager shall be liable, responsible, or accountable, in damages or otherwise, to the Company or any other Member or the Manager for any act performed by such Member or the Manager within the scope of the authority conferred on such Member or the Manager by this Agreement; provided, that the foregoing provision shall not be applicable if a judgment or other final adjudication adverse to such Member or the Manager establishes that his, her or its acts or omissions were committed in bad faith, or were the result of fraud, gross negligence or intentional or willful dishonesty, and were material to the cause of action so adjudicated, or that he, she or it gained in fact a financial profit or other advantage to which he, she or it was not legally entitled.

5.2 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) each Member and the Manager and (ii) each agent, partner, employee, consultant, counsel, representative or affiliate of such Member and the Manager of the Company (or another Person at the request and for the benefit of the Company) or of any of their affiliates (individually an “Indemnified Party”), as follows:

(a) The Company shall indemnify and hold harmless any Indemnified Party from and against any and all Indemnified Costs arising from all proceedings, claims, demands, actions or suits, whether civil, criminal, administrative or investigative (“Action”), in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a Member or the Manager, (ii) any agent, partner, employee, consultant, counsel, representative or affiliate of such Member or the Manager of the Company (or another Person at the request and for the benefit of the Company) or of any of their affiliates, regardless of whether the Indemnified Party continues in such capacity at the time any such liability or expense is paid or incurred, and regardless of whether any such Action is brought by a third party, a Member, the Manager or in the right of the Company; provided, however, no such Person shall be indemnified hereunder for such Indemnified Party’s gross negligence, intentional or willful misconduct or material breach of this Agreement.

(b) The Company shall pay or reimburse, consistent with this Section, in advance of the final disposition of the proceeding any Indemnified Costs incurred by the Indemnified Party in connection with any Action; provided, that the Indemnified Party shall provide to the Company written confirmation that the Indemnified Party shall return all advancements or reimbursements if a judgment or other final adjudication adverse to such Indemnified Party establishes that such Person’s acts or omissions constituted gross negligence, intentional or willful misconduct or material breach of this Agreement.

(c) Notwithstanding any other provision herein, the Company shall pay or reimburse any reasonable Indemnified Costs incurred by an Indemnified Party in connection with a proceeding involving or affecting the Company, whether or not the Indemnified Party is named in such proceeding.

(d) The Company may purchase and maintain insurance on behalf of the Indemnified Parties against any liability asserted against any Indemnified Party and incurred by any Indemnified Party in that capacity or arising out of the Indemnified Party’s status in that capacity, regardless of whether the Company would have the power to indemnify the Indemnified Party against that liability under this Section. The indemnification provided herein shall be in addition to any other rights to which the Indemnified Party may be entitled under any agreement, by approval of the Manager, as a matter of law or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Parties.

(e) An Indemnified Party shall not be denied indemnification in whole or in party because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted under this Agreement.

SECTION 6

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

6.1 Members’ Capital Contributions.

(a) The Member shall each contribute to the capital of the Company the amounts described herein. The Capital Contribution will be determined based upon book value of Net Assets (operating assets excluding the investment in PBM Plastics, Inc. and certain cash and cash equivalents less assumed liabilities) of PBM Products, Inc. conveyed to the Company on January 1, 2005 from PBM Products, Inc.

(b) No Member shall be required to make Capital Contributions to the Company in addition to those set forth in Section 6.1(a) above.

6.2 Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Section 704(b) of the Code and the Regulations thereunder. Without limiting the foregoing. Capital Accounts shall be maintained in accordance with the following provisions:

(a) The aggregate Capital Accounts shall be allocated between the Members so that each Member’s Capital Account (relative to all other Members’ Capital Accounts) shall correspond to such Member’s Sharing Ratio.

(b) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 7.3 or 7.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member.

(c) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 7.3 or 7.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(d) In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

(e) In determining the amount of any liability for purposes of Sections 7.2(b) and 7.2(c) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or Members) are computed in order to comply with such Regulations, the Manager may make such modification, provided that such modification will not have any effect on the amounts distributable to any Member pursuant to Section 9 hereof upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain the appropriate relationship between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

6.3 Interest and Return of Capital Contribution. No Member shall receive any interest on its Capital Contribution. Except as otherwise specifically provided for herein, the Members shall not be allowed to withdraw or have refunded any Capital Contribution.

6.4 Restore Negative Capital Accounts. Notwithstanding anything in this Agreement to the contrary, no Member shall be obligated to make or restore the value of any negative Capital Account, whether by loan, Capital Contribution, or otherwise.

SECTION 7

DISTRIBUTIONS, ALLOCATIONS, ELECTIONS AND REPORTS

7.1 Distributions.

(a) Cash and Property may be distributed to the Members in accordance with their Sharing Ratios at such time or times as determined in the discretion of the Manager.

(b) If the Manager determines in good faith that there is a material possibility that the Company may be obligated to pay (or collect and pay over) the amount of any tax with respect to any Member’s share of any income or distributions from the Company, the Company shall pay (or collect and pay over) the amount of such tax to the appropriate taxing authority. Any amount so paid with respect to a Member shall reduce the amount of any distribution that the Member would otherwise be entitled to receive at the time of the payment. If the amount paid with respect to a Member exceeds the amount of distributions then payable to such Member, such excess shall be treated as a loan to the Member from the Company, payable with interest at the rate of three (3) percentage points over the prime rate published from time to time by the Wall Street Journal within ten (10) days after such time that the Company makes payment to the appropriate taxing authority. If for any reason the amount of such loan is not timely paid, then such unpaid amount plus any accrued but unpaid interest thereon shall be set off against any future distributions to which such Member otherwise would have been entitled.

7.2 Allocations Generally. Profits and Losses of the Company shall be allocated as follows:

(a) Profits. After giving effect to the special allocations set forth in Sections 7.3 and 7.4 hereof, Profits for any Fiscal Year shall be allocated to and among the Members relative to their respective Sharing Ratios at such time.

(b) Losses. After giving effect to the special allocations set forth in Sections 7.3 and 7.4 hereof, Losses for any Fiscal Year shall be allocated in the following order and priority:

(i) Except as provided in Section 7.2(b)(ii) below, Losses shall be allocated to and among the Members relative to their respective Sharing Ratios at such time.

(ii) In the event that the allocation of Losses pursuant to Section 7.2(b)(i) would result in a Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year and at such time there are other Members who will not, as a result of such allocation, have an Adjusted Capital Account Deficit, then all Losses in excess of the amount which can be allocated until the foregoing circumstance occurs shall be allocated among the Members who do not have Adjusted Capital Account Deficits on a proportionate basis according to their respective Sharing Ratios until each such Member would similarly be caused to have an Adjusted Capital Account Deficit. At such time as a further allocation of Losses cannot be made without causing such Member to have an Adjusted Capital Account Deficit, then all remaining Losses for such Fiscal Year shall be allocated in accordance with Section 7.2(b)(i).

7.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, then except as provided in Regulations Sections 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of

Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7 except Section 7.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulations Section 1.704- 2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4). 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(c) shall only be made if, and only to the extent that, such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any Fiscal Year of the Company that is in excess of the sum of (i) the amount such Member is obligated to restore (pursuant to the terms of the Agreement or otherwise) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentence of Regulations Section 1.704-2(g) and the next to last sentence of Regulations Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made if and only to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if Section 7.3(c) hereof and this Section 7.3(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Units.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable. Such allocations shall be made in accordance with, and in the manner set forth in, Regulations Section 1.704-2(i).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with and in proportion to their Units in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest in the Company by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

7.4 Curative Allocations. The allocations set forth in Sections 7.2(b)(ii) (first sentence), 7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e), 7.3(f) and 7.3(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.4. Therefore, notwithstanding any other provision of this Section 7 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner determined to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to the Sections of this Agreement other than the Regulatory Allocations and this Section. In exercising its discretion under this Section, the Manager shall take into account future Regulatory Allocations under Sections 7.3(a) and 7.3(b) that, although not yet made are likely to offset other Regulatory Allocations previously made under Sections 7.3(e) and 7.3(f).

7.5 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder; provided, that if the interests of the Members change during any period, Profits, Loans and other items resulting from significant transactions shall be allocated to reflect the varying interests of the Members during such period suing an interim closing of the books method.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members, in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c) THE MEMBERS ARE AWARE OF THE INCOME TAX CONSEQUENCES OF THE ALLOCATIONS MADE BY THIS SECTION 7 AND HEREBY AGREE TO BE BOUND BY THE PROVISIONS OF THIS SECTION 7 IN REPORTING THEIR SHARES OF COMPANY INCOME AND LOSS FOR INCOME TAX PURPOSES.

(d) Solely for the purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to the Members’ Sharing Ratios.

7.6 Tax Allocations: Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.6 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

7.7 Returns. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s Fiscal Year.

7.8 Tax Matters Member. The parties hereto agree to the designation of PBM Products, Inc. as the “Tax Matters Member” of the Company to serve as the “tax matters partner” pursuant to Section 6231 of the Code with full power and authority to act on behalf of the Company and the Members in such capacity. Successor Tax Matters Members shall be appointed by the Manager. The Tax Matters Member shall promptly notify and keep all Members informed currently in writing as to the institution and status of any administrative or judicial tax proceedings with respect to the Company. The Tax Matters Member is authorized, but not required, (a) to enter into any settlement with the Internal Revenue Service (“IRS”) with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Member did not have the authority to enter into a settlement agreement on behalf of such Member; provided, that the Tax Matters Member may not enter into a settlement with the IRS on behalf of any Member who notifies the Tax Matters Member in writing that it will not be bound by such proposed settlement, (b) in the event that a notice of final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located or the United States Claims Court, (c) to intervene in any action brought by any other Member for judicial review of a final adjustment, (d) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request, (e) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item, and (f) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations. The Company shall reimburse the Tax Matters Member for all expenses, including legal and accounting fees incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Members. Each Member who elects to participate in any administrative proceeding, as permitted by Sections 6221 et seq. of the Code, shall be responsible for any expenses incurred by such Member in connection with such participation.

SECTION 8

TRANSFERS, VOLUNTARY RESIGNATION AND INVOLUNTARY WITHDRAWAL

8.1 Transfers.

(a) Except as provided in Section 8.2, no Person may directly or indirectly Transfer all or any portion of or any interest or rights in the Person’s Units, unless all of the following conditions (“Conditions of Transfer”) are satisfied: (i) the Transfer will not require registration of Units under any federal or state securities laws; (ii) the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement; (iii) unless this requirement is waived by the Manager, the Transfer will not result in the termination of the Company pursuant to Code Section 708; (iv) the transferor or the transferee delivers the following information to the Company: (A) the transferee’s taxpayer identification number; and (B) the transferee’s initial tax basis in the transferred Interest; (v) the transferor and/or transferee shall pay to the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company in connection with the transaction, if required by the Manager; and (vi) the transferor complies with the provisions of Section 8.3 below.

(b) If the Conditions of Transfer are satisfied, then a Member may Transfer to the Person complying with Section 8.1(a) all or any portion of that Person’s Units. Thereafter, the transferee may become a substituted Member in the Company with full membership rights only with the written consent of the Manager.

(c) Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 8.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Units in violation of the prohibition contained in this Section 8.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Units are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, receive distributions from the Company, or have any other rights in or with respect to the Units.

8.2 Permitted Transfers. Any Member may Transfer all or any portion of his or its Units or Interest to any Member at any time or times. Any Member (“Initial Member”) may Transfer, by inter vivos or testamentary transfer, or leave by intestacy, all or a portion of his Units in the Company to his spouse, children and/or their issue, outright or in trust (“Family Members”); any Member may Transfer all or any portion of his Units to any partnership, limited liability company, corporation or any other entity in which all the beneficial interests are owned by the transferor and/or any one or more Family Members; and any entity may transfer all or any portion of its Units to any beneficial owner of the entity; provided that the Conditions of Transfer contained in Section 8.1(a) through (v) inclusive are satisfied. In any such event, the transferee shall become a substituted Member in the Company.

8.3 Right of First Refusal.

(a) If a Member (the “Offeror”) desires to transfer all or part of his Units in the Company (the “Offered Units”) he shall notify the Company and the remaining Members that he has received a bona fide written offer (the “Purchase Offer”) from a person (the “Purchaser”) to purchase the Offered Units for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the first business day following the end of the Offer Period, as hereinafter defined.

(b) Prior to making any transfer that is subject to the terms of this Section 8.3, the Offeror shall give to the Company and each other Member written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Units to the other Members (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c) The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the thirtieth (30th) day following the day the Offer Notice is received by the Company.

(d) At any time during the first twenty-five (25) days of the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Units, by giving written notice of such acceptance to the Offeror and each other Offeree and the Company, which notice shall indicate the maximum Offered Units that such Offeree is willing to purchase. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to all of the Offered Units, the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer as to that portion of the Offered Interest that corresponds to the ratio of the share of the Offered Units that such Accepting Offeree indicated a willingness to purchase to the aggregate shares of the Offered Units that all Accepting Offerees indicated a willingness to purchase. If Offerees do not accept the Firm Offer as to all of the Offered Units during the first twenty-five (25) days of the Offer Period, then the Company shall have the option to purchase such remaining Offered Units by giving written notice of such acceptance to all of the Accepting Offerees and the Offeror prior to the expiration of the Offer Period. If the Company does not accept the Firm Offer as to all such remaining Offered Units, the Firm Offer shall be deemed to be rejected in its entirety.

(e) In the event that the Firm Offer is accepted, the closing of the sale of the Offered Units shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Company and the Members shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Units pursuant to the terms of the Firm Offer and this Section 8.3.

(f) If the Firm Offer is not accepted in the manner hereinabove provided, the Offeror may sell the Offered Units to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with the other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 8.3. In the event that the Offered Units are not sold in accordance with the terms of the preceding sentence, the Offered Units shall again become subject to all of the conditions and restrictions of this Section 8.3.

(g) All sales pursuant to a Purchase Offer shall be made in accordance with applicable federal and state securities laws and the remaining Members can require the Offeror to furnish to the remaining Members, at the Offeror’s expense, an opinion of counsel, reasonably acceptable as to the form, substance and issuer thereof, that such sale is exempt from applicable federal and state securities registration requirements. All Units sold pursuant to this Section 8.3 to a proposed Purchaser shall continue to be subject to the terms of this Agreement.

(h) In the event that the Firm Offer is accepted but an Accepting Offeree and/or the Company breaches its obligation to purchase the Offered Units pursuant to the terms of the Firm Offer and this Section 8.3, the Offeror shall notify in writing (the “Default Notice”) each other Accepting Offerees and/or the Company who accepted the Firm Offer, if any, and each other Accepting Offeree and/or the Company shall have the right to purchase the portion of the Offered Units not purchased by reason of the default in the same proportions as they agreed to purchase the remainder of the Offered Units (or in any other proportions mutually agreed to by them) by giving written notice of such acceptance to the Offeror within ten (10) days of the receipt of the Default Notice, and, if such notice is given, a closing shall take place in accordance with Section 8.3(e). If such other Accepting Offerees and the Company do not exercise their right to purchase such portion of the Offered Units as provided in this Section 8.3(h), then the Firm Offer shall be deemed to be rejected and the Offeror may sell the Offered Units as provided in Section 8.3(f). In the event that the Firm Offer is accepted but an Accepting Offeree and/or the Company breaches its obligation to purchase the Offered Units pursuant to the terms of the Firm Offer and this Section 8.3, then the defaulting Accepting Offeree and/or the Company shall have no right to purchase the Offered Units under this Section 8.3; provided that if the Offered Units are not sold to an Accepting Offeree and/or the Company or to the Purchaser within thirteen (13) months from the date of the Firm Offer, then the defaulting Accepting Offeree and/or the Company shall regain its right to purchase any Offered Units pursuant to this Section 8.3.

8.4 Voluntary Resignation. As provided in Section 603 of the Act, a Member shall not have the right or power to voluntarily resign from the Company prior to the dissolution and winding up of the Company.

8.5 Effect of Involuntary Withdrawal. Except as provided in Section 8.2, immediately upon the occurrence of an event of Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become an assignee but shall only become a substituted Member upon satisfaction of the Conditions of Transfer set forth in Section 8.1(a) and the requirements for membership as provided in Sections 301(b), 704(a) or 801(a)(4) of the Act, as the case may be.

8.6 Rights of Unadmitted Assignees. A Person who acquires one or more Units but who is not admitted as a substituted Member pursuant to this Agreement shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall (a) have no right to any information or accounting of the affairs of the Company, (b) not be entitled to inspect the books or records of the Company, and (c) not have any of the rights of a Member under the Act or this Agreement.

SECTION 9

DISSOLUTION

9.1 In General. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following: (a) the happening of any event specified in Section 801 of the Act, the Certificate of Formation or this Agreement or (b) the direction of the Manager to dissolve the Company.

9.2 Winding Up. Upon dissolution, the Company shall cease carrying on its business and affairs and shall proceed to the orderly liquidation of the Company’s assets and termination of the Company, and the proceeds of such sale or other disposition of assets, together with other available proceeds shall be applied and distributed in the following order of priority unless otherwise required by the Act (i) to the expenses of liquidation; (ii) to the payment or provision for payments of all liabilities and obligations of the Company; (iii) to the establishment of any reserves deemed reasonable or necessary to provide for any contingent or unforeseen liabilities or obligations of the Company; and (iv) the balance as a distribution to the Members relative to their respective Sharing Ratios.

9.3 Other Remedies. Nothing in this Section 9 shall limit a Member’s right to enforce any provision of this Agreement by an action at law or equity, nor, subject to Section 5, shall an election to dissolve the Company pursuant to this Section 9 relieve any Member of any liability for any prior or subsequent breach of this Agreement or a related agreement.

SECTION 10

MISCELLANEOUS PROVISIONS

10.1 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by overnight express mail, certified or registered mail, postage prepaid, return receipt requested or by Federal Express or similar courier service providing receipt against delivery. A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given upon receipt and a notice delivered by Federal Express or similar service will be deemed given one (1) business day after it is sent. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others in the manner set forth herein, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.2 Bank Accounts. The Company shall maintain such bank accounts as the Manager may determine to be appropriate from time to time.

10.3 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal office of the Company.

10.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD

CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) The parties to this Agreement agree that any and all actions arising under or in respect of this Agreement shall be litigated exclusively in any federal or state court of competent jurisdiction located in the Commonwealth of Virginia. By execution and delivery of this Agreement, each party to this Agreement irrevocably submits to the personal and exclusive jurisdiction of such courts for itself, and in respect of its property with respect to such action. Each party to this Agreement agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action.

10.5 Amendments. Except as expressly provided otherwise herein or prohibited under applicable law, this Agreement may be amended only with the consent of the Manager and the written Approval of the Members; provided that no amendment shall increase the liability or required Capital Contributions of a Member without the express written consent of that Member.

10.6 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

10.7 Execution of Additional Instruments. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

10.8 Construction. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

10.9 Headings. The Section headings contained in this Agreement are inserted for convenience of reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

10.11 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member or the Company shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

10.12 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.13 Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

10.14 Creditors and Third-Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Without limiting the generality of the foregoing, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

10.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

10.16 Entire Agreement. This Agreement (together with any other agreement expressly referenced herein) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between or among the parties hereto.

10.17 Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of the Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all rights to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Company. Each Member agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the Company.

10.18 Representation; Waiver and Indemnification. All the parties hereto acknowledge their knowledge and understanding of, and agreement to, the fact that the Company has been represented by the law firm of Sills Cummis Epstein & Gross P.C. (“Sills Cummis”) with respect to this Agreement. All of the parties further acknowledge that Sills Cummis has in the past and continues to represent some of the Members of the Company and that Steven Goldman, one of the Members of the Company, is also a member of Sills Cummis. The parties understand and accept responsibility for the fact that they have substantial conflicting interests. They have been advised by Sills Cummis of their right to and need for independent counsel and with full knowledge and understanding, some have declined to retain independent counsel. The parties have read and fully understand the terms, conditions and provisions of this Agreement. They acknowledge that all the terms, conditions and provisions of this Agreement have been accepted by them without any influence whatsoever by any attorney associated with Sills Cummis. The parties acknowledge and understand that this Agreement is necessary to preserve harmony and continuity with respect to the management of the Company. As part of the consideration for the Company’s representation by Sills Cummis in this matter, and for performing the legal work necessary to implement this Agreement, the parties hereby waive any conflicts of interest on the part of Sills Cummis, and all its past, present and future shareholders, members, directors, officers and employees and release, hold harmless and indemnify such firm and its past, present and future shareholders, members, directors, officers and employees from, any claims of or relating to any conflict of interest made by any of the parties or any of their heirs, assignees, administrators, legal or personal representatives, executors or successors based upon such firm’s representation of the Company and involvement in the transactions which are the subject of this Agreement. This waiver, release and indemnification shall be binding upon the parties hereto and their heirs, executors, administrators, successors and assignees, and shall inure to the benefit of all past, present and future shareholders, members, directors, officers and employees of Sills Cummis and all such shareholders’, members’, directors’, officers’ and employees’ heirs, executors, administrators, successors and assignees.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date set forth hereinabove.

WITNESS:

PBM CHINA HOLDINGS, LLC (“Company”)

	By:	/s/ PAUL B. MANNING
PAUL B. MANNING, MANAGER

PAUL B. MANNING (“Member”)

	By:	/s/ PAUL B. MANNING

Signature Page

EXHIBIT A

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“Act” shall mean the Delaware Limited Liability Company Act, as amended and in force from time to time.

“Additional Member” shall mean any Person who, after the execution of this Agreement, is issued Units by the Company in exchange for a Capital Contribution and is admitted to the Company as a Member.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the next to last sentence of Regulations Section 1.704-2(g) or the next to last sentence of Regulations Section 1.704- 2(i)(5), respectively; and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Agreement” shall mean this Operating Agreement of PBM Products, LLC, including all exhibits and schedules attached hereto, as it may be amended, restated or supplemented from time to time.

“Capital Account” as of any given date shall mean the Capital Account calculated and maintained by the Company for each Member as specified in Section 7.

“Capital Contribution” shall mean any contribution to the capital of the Company by a Member in cash or property, whenever made.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed and amended with the Office of the Treasurer of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” shall mean PBM Products, LLC, a Delaware limited liability company.

“Company Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d) with respect to partnership minimum gain.

Exhibit A – Page 1

“Depreciation” means, for each Fiscal Year or other period as specified herein, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year of other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method determined by the Manager.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other similar association.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, unless determined otherwise by the Manager.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, taking into account such factors as liabilities and obligations that may be associated with such asset, as determined by the contributing Member and the Manager;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (A) the acquisition of an additional interest in the Company following its initial capitalization by any new or existing Member in exchange for more than a de minimus Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimus amount of Company Property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, taking into account such factors as liabilities and obligations that may be associated with such asset; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 7.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Exhibit A – Page 2

“Indemnified Costs” shall mean any loss, liability, claim, damage, judgment, penalty, cost (including reasonable costs of investigation) and reasonable expenses (including legal fees).

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(v) the Member makes an assignment for the benefit of creditors;

(vi) the Member files a voluntary petition in bankruptcy;

(vii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(viii) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(ix) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iv) of this definition;

(x) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(xi) one hundred twenty (120) days after the commencement of any proceeding instituted against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed within ninety (90) days or, if the appointment is stayed within ninety (90) days, after the expiration of the stay during which period the appointment is not vacated;

(xii) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(xiii) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xiv) if the Member is a corporation, the dissolution of the corporation or the revocation of its certificate of incorporation;

Exhibit A – Page 3

(xv) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company; or

(xvi) if the Member is an individual, the death of the Member or the adjudication by a court of competent jurisdiction that the Member is incompetent to manage the Member’s person or property.

“Manager” shall mean the Person designated as such pursuant to Section 4 of the Agreement.

“Member” shall mean a Person who executes a counterpart of this Agreement as a Member; any Person who may hereafter become an Additional Member; provided that for purposes of determining Capital Accounts, allocations of profits and losses and distributions, Member shall include an assignee of a Unit who has not been admitted as a substituted Member.

“Member Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4) with respect to partner nonrecourse debt.

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and (2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company Fiscal Year equals the amount of the net increase in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year, reduced (but not below zero) by the proceeds of such Member Nonrecourse Debt distributed during that Fiscal Year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for such Member Nonrecourse Debt that are both attributable to such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations Section 1.704-2(i)(3).

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) and 1.704-2(c) of the Regulations. The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase in the amount of Company Gain during that Fiscal Year (determined according to the provisions of Section 1.704-2(d) of the Regulations), reduced (but not below zero) by the aggregate amount of any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain (determined according to the provisions of Section 1.704-2(h) of the Regulations).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.704-2(b)(3).

“Person” shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

Exhibit A – Page 4

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 7.3 or Section 7.4 hereof shall not be taken into account in computing Profits or Losses.

“Property” shall mean all real and personal property, whether tangible or intangible, of any kind or nature, owned by the Company.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Related Document” shall mean any Exhibit or Schedule to this Agreement or any document executed in connection with this Agreement by or on behalf of a Member to the other Members (including delivery to any of its lawful representatives).

Exhibit A – Page 5

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any successor statute thereto.

“Sharing Ratio” means, at any time with respect to a Member, a fraction (expressed as a percentage) and represented by the following formula: “A/B” where:

A = The total number of Units held by such Member at such time

B = The total number of issued and outstanding Units existing at such time, whether held by Members or assignees.

“Unit” mean the unit representing the ownership interest in the Company together with all rights corresponding to such ownership interest as set forth in this Agreement and under the Act.

Exhibit A – Page 6

Schedule 3.1

Members’ Names, Addresses and Number of Units and Capital Contributions

Name and Address	Number of Units	Capital Contributions

Schedule 3.1

Members’ Names, Addresses and Number of Units and Capital Contributions

Name and Address	Number of Units	Capital Contributions

Paul B. Manning	1000	$1000